Exhibit 99.1

Validus Holdings, Ltd. Bermuda Commercial Bank Building
19 Par-la-Ville Road
Hamilton, HM 11
Bermuda

Mailing Address:
Suite 1790
48 Par-la-Ville Road
Hamilton, HM 11
Bermuda

Telephone: (441) 278-9000
Facsimile: (441) 278-9090
Website: www.validusre.bm
VALIDUS HOLDINGS RESPONDS TO IPC HOLDINGS BOARD OF
DIRECTORS ANNOUNCEMENT
Hamilton, Bermuda — April 8, 2009 - Validus Holdings, Ltd. (“Validus”) (NYSE: VR) issued the following statement in response to yesterday’s announcement by IPC Holdings, Ltd. (“IPC”) (NASDAQ: IPCR) that IPC’s Board of Directors did not consider Validus’ binding offer for the amalgamation of Validus and IPC a “Superior Proposal” pursuant to an amalgamation agreement between Max Capital Group Ltd. (“Max”) and IPC dated March 2, 2009.
“We are extremely disappointed that IPC’s Board of Directors has rejected our proposal in favor of an obviously inferior alternative,” said Ed Noonan, Validus’ Chairman and Chief Executive Officer. “We continue to believe that our proposed transaction represents a superior proposal for IPC’s shareholders and is the best way to maximize value for IPC. While we would have preferred to work cooperatively with IPC, we remain fully committed to our proposal and expect to use all available means to complete our transaction. We encourage IPC shareholders to express their support for our proposal.”
Mr. Noonan sent a letter to the Chairman of IPC’s Board of Directors in response to the Board’s announcement, the full text of which is presented below:
April 8, 2009
Kenneth L. Hammond
Chairman
IPC Holdings, Ltd.
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Dear Mr. Hammond,
I am writing in response to your letter of April 7, 2009, in which you confirm the continuing support of the IPC board for the Max takeover of IPC’s operations.
I am disappointed with the Board’s decision and respectfully disagree with your assessment of our Superior Proposal. I am confident that had your Amalgamation Agreement with Max allowed you to engage in dialogue with us, you would have instead supported the Validus Superior Proposal on behalf of your shareholders. In particular, although you cite a “robust and thorough” review of strategic alternatives, I am greatly disappointed that you never invited us to participate in that process, although you spoke with numerous potential buyers. To the extent that Max will release you from the restrictive terms of the Amalgamation Agreement, we continue to stand ready to discuss your objectives and how our business meets those objectives. Until you agree to discuss our proposal with us, we have no choice except to communicate directly with your shareholders. We believe the facts will demonstrate that our proposal is truly a Superior Proposal.
We hereby advise the shareholders of IPC that:
1.	We have retained Georgeson as our proxy solicitor. We will shortly file proxy solicitation materials with the SEC and those materials will contain, among other things, the many reasons why we believe you should vote against the Max takeover. Once the proxy is effective, Georgeson will be in touch with IPC’s shareholders to solicit their votes AGAINST the Max takeover. If, as we expect, IPC’s shareholders vote down the Max takeover, you will be unencumbered by the restrictive Amalgamation Agreement and free to execute the Validus Agreement.

2.	In our capacity as an IPC shareholder, we object to the punitive nature of the $50 million Max Termination Fee. The Termination Fee is an unenforceable penalty under Bermuda law and we are commencing litigation to reduce this penalty. If successful, we will permit IPC to pay the amount by which such penalty is reduced as a dividend to IPC shareholders, so that IPC shareholders — and not Max or Validus shareholders — will share in the value obtained.
I regret that the terms of the Max takeover preclude the management teams of IPC and Validus from cooperating in delivering a superior outcome for IPC shareholders, but we are pleased to work directly with your shareholders to achieve the same end. We remain fully committed to our proposal.
Sincerely,

/s/ Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer
Details of Validus Holdings, Ltd. Offer
On March 31, 2009, Validus delivered a binding offer to the Board of Directors of IPC for the amalgamation of Validus and IPC in an exchange of shares whereby each IPC common share would be exchanged for 1.2037 Validus common shares. The offer values IPC shares at $29.98 per share based on Validus’ closing stock price on March 30, 2009, the day prior to the Validus offer, representing an 18.0% premium to IPC’s closing price on March 30, 2009 and a total value of $1.68 billion for IPC’s common equity.

About Validus Holdings, Ltd.
Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.
Contacts:
Investors:
Validus Holdings, Ltd.
Jon Levenson, Senior Vice President
+1-441-278-9000
or
Media:
Jamie Tully/Jonathan Doorley
Sard Verbinnen & Co
+1-212-687-8080
Cautionary Note Regarding Forward-Looking Statements
This news release may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) uncertainty as to whether IPC will enter into and consummate the proposed amalgamation on the terms set forth in our offer letter; 2) unpredictability and severity of catastrophic events; 3) rating agency actions; 4) adequacy of our risk management and loss limitation methods; 5) cyclicality of demand and pricing in the insurance and reinsurance markets; 6) our limited operating history; 7) our ability to successfully implement our business strategy during “soft” as well as “hard” markets; 8) adequacy of our loss reserves; 9) continued availability of capital and financing; 10) retention of key personnel; 11) competition; 12) potential loss of business from one or more major insurance or reinsurance brokers; 13) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 14) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 15) the integration of Talbot or other businesses we may acquire or new business ventures we may start; 16) the effect on our investment portfolio of changing financial market conditions including inflation, interest rates, liquidity and other factors; 17) acts of terrorism or outbreak of war; and 18) availability of reinsurance and retrocessional coverage, as well as management’s response to any of the aforementioned factors.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. Any forward-looking statements made in this news release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional Information about the Proposed Transaction and Where to Find It:
This material relates to a proposed business combination transaction between Validus and IPC which may become the subject of a registration statement and proxy statement filed by Validus with the SEC. This material is not a substitute for the registration statement and proxy statement that Validus would file with the SEC or any other documents which Validus may send to its or IPC’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, if filed, would be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Validus through the investor contacts listed above.
Participants in the Solicitation:
Validus and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the proposed transaction. Information about Validus’ directors and executive officers is available in Validus’ proxy statement, dated March 25, 2009 for its 2009 annual general meeting of shareholders.
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